UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

SUPPLEMENT DATED APRIL 27, 2018 TO

PROXY STATEMENT DATED APRIL 18, 2018

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2018

9:00 A.M. PACIFIC TIME

LAS VEGAS, NEVADA

Explanatory Note

On April 23, 2018, Elaine P. Wynn (“Ms. Wynn”) announced that she intended to solicit our shareholders to withhold votes with respect to the re-election of director John J. Hagenbuch to the Company’s Board of Directors at the Company’s 2018 annual meeting of shareholders (“Ms. Wynn’s Campaign”). In connection with Ms. Wynn’s Campaign, on April 23, 2018, Ms. Wynn filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”). We are not responsible for the accuracy of any information provided by or relating to Ms. Wynn contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Ms. Wynn or any other statements otherwise made by Ms. Wynn. Ms. Wynn chooses which of our shareholders will receive Ms. Wynn’s solicitation materials. Ms. Wynn’s preliminary proxy statement is available through the SEC’s website at www.sec.gov.

The following information supplements and amends our Company’s definitive proxy statement on Schedule 14A that we filed with the SEC and furnished to shareholders on April 18, 2018 (“Proxy Statement”) in connection with the solicitation by our Board of proxies to be voted at our annual meeting, and at any adjournment or postponement of the annual meeting. The annual meeting (“Annual Meeting”) is scheduled to be held at 9:00 a.m., Pacific Time, on Wednesday, May 16, 2018, at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada. This supplement to the Proxy Statement (“Proxy Supplement”), which should be read in conjunction with the Proxy Statement, is first being made publicly available to our shareholders on or about April 27, 2018. The information contained in this Proxy Supplement replaces and supersedes any inconsistent information set forth in the Proxy Statement. We are providing this supplemental information in addition to that contained in the Proxy Statement as a result of Ms. Wynn’s Campaign. All capitalized terms used but not defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

Our Board recommends a vote “FOR” the election of the three director nominees (Proposal 1), including John J. Hagenbuch, and “FOR” each of the other Company proposals, as follows:

PROPOSAL NUMBER	PROPOSAL	BOARD RECOMMENDATION
1	Election of the three Class I director nominees named in the Proxy Statement to serve until the 2021 Annual Meeting of Shareholders	“FOR” each nominee
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	“FOR”
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Proxy Statement	“FOR”
4	Vote on a shareholder proposal requesting a political contributions report, if properly presented	“AGAINST”

Please vote your shares promptly by using the Internet or the telephone by following the instructions set forth on your WHITE proxy card. If you received a paper copy of a proxy or voting instruction form for the Annual Meeting by mail, you may submit that form by completing, signing, dating and returning it in the pre-addressed envelope provided. If you hold shares through a broker (i.e., in street name), you have the right to direct your broker how to vote your shares. Please contact your broker directly if you have questions about how to provide such instructions.

If you previously voted on Ms. Wynn’s blue proxy card, you have every right to change your vote. Your later dated WHITE proxy card, or your vote at a later date by Internet or telephone, will revoke any prior proxy. Only your last dated proxy will count. Attending the Annual Meeting will not revoke your proxy unless you specifically request it to be revoked. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you vote your shares as soon as possible.

Annual Meeting Voting Standards

As disclosed in the Proxy Statement and required by our bylaws, assuming a quorum is present at the Annual Meeting, the election of the director nominees (Proposal 1) requires a plurality of the votes cast at the meeting in person or by proxy. For each other item to be acted upon at the Annual Meeting (Proposals 2, 3 and 4), the item will be approved if the number of votes cast in favor of the item by the shareholders entitled to vote exceeds the number of votes cast in opposition to the item.

Under the Board’s Director Resignation Policy, if any director at the Annual Meeting does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, the director is required to tender his or her resignation to the Chairman of the Board within five days of the election. The members of the Board (other than the affected director) then have the discretion to accept the resignation or not and the affected director must abide by the Board’s decision.

The ratification of auditors and vote to approve our executive compensation are advisory only, and therefore non-binding. However, our Board and the Compensation Committee of the Board will review and evaluate the voting result when considering whether to select new independent auditors and future executive compensation decisions, as appropriate.

Broker Non-Votes

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker. Because Ms. Wynn has indicated her intention to deliver proxy materials in opposition to one of the nominees recommended by our Board to your broker to forward to you on Ms. Wynn’s behalf, with respect to accounts to which Ms. Wynn’s proxy materials are mailed, brokers will not have discretion to vote on “routine matters,” including Proposal 2, at the Annual Meeting. As a result, if you do not instruct your broker on how to vote your shares regarding the election of directors, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018, the advisory approval of the compensation of our named executive officers and the shareholder proposal requesting a political contributions report, if properly presented, then your shares may not be voted on these matters.

If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the Annual Meeting.

Note Regarding Proxy Materials

You may access an electronic copy of this Proxy Supplement, the Proxy Statement, Notice of Annual Meeting of Shareholders, form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2017 at www.proxyvote.com.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please contact Innisfree M&A Incorporated at the phone numbers listed below.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free at (888) 750-5834

Banks and brokers may call collect at (212) 750-5833

Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods:

By Telephone: In the U.S. or Canada, you can vote your shares toll-free by following the instructions on your WHITE proxy card.

By Internet: You can vote your shares online by following the instructions on your WHITE proxy card.

By Mail: You can vote by mail by completing, dating, and signing your WHITE proxy card or voting instruction form and returning it in the postage-paid envelope.

MISCELLANEOUS INFORMATION

Background to the Solicitation

Ms. Wynn served as a director on the Board from 2002 until 2015.

In connection with her divorce from Stephen A. Wynn, on January 6, 2010, Ms. Wynn received 11,076,709 shares of Common Stock and entered into an Amended and Restated Stockholders Agreement, dated January 6, 2010 (“Stockholders Agreement”), with Mr. Wynn and Aruze USA, Inc., an entity controlled by another founder of the Company, Kazuo Okada. Under the Stockholders Agreement, Mr. Wynn had the right to vote Ms. Wynn’s shares in director elections, and Ms. Wynn agreed not to sell her shares without the consent of Mr. Wynn and Aruze USA, Inc.

In February 2012, the Company commenced an action asserting various claims against Mr. Okada, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, “Okada Parties”). In response, the Okada Parties filed various counterclaims against the Company and the then-current directors of the Company, including Ms. Wynn.

From June 2012 through May 2017, in connection with that litigation, Ms. Wynn filed various cross-claims against Mr. Okada, the Company, Mr. Wynn and the Company’s general counsel, alleging that the Stockholders Agreement was invalid and/or unenforceable, Mr. Wynn breached the Stockholders Agreement, Mr. Wynn breached an implied covenant of good faith and fair dealing in the Stockholders Agreement and the Company and the Company’s general counsel intentionally interfered with Mr. Wynn’s performance of the Stockholders Agreement.

In February 2015, after independent directors on the Board discussed with Ms. Wynn their concern that her cross-claims against the Company and the Company’s Chief Executive Officer presented risks to the Company and presented a conflict of interest with respect to her service as a director, Ms. Wynn notified the Company that if she were not nominated to serve another three-year term as a director of the Company, she intended to nominate herself for election to the Board. Subsequently, at the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board determined not to re-nominate Ms. Wynn for election to the Board. Ms. Wynn thereafter filed proxy materials with the SEC and solicited proxies to vote for her election to the Board at the Company’s 2015 annual meeting of shareholders. Ms. Wynn failed to receive a sufficient number of votes to be elected.

On March 28, 2017, the Company filed a lawsuit in the Nevada District Court against Ms. Wynn alleging that (1) while still a director of the Company, Ms. Wynn secretly copied and misappropriated the Company’s privileged and confidential information, and (2) Ms. Wynn shared such privileged and confidential information with her personal attorneys, who then used the information in litigation against the Company, thereby violating Ms. Wynn’s fiduciary duties as well as Company policies, including the Code of Business Conduct and Ethics and the Policy Regarding Nondisclosure and Nonuse of Confidential Information (“Fiduciary Duty Litigation”). In the Fiduciary Duty Litigation, the Company asserted claims for breach of fiduciary duty, conversion, and breach of contract.

On January 21, 2018, the shareholder nomination window for the Annual Meeting closed.

On January 26, 2018, The Wall Street Journal published an article reporting allegations of inappropriate personal conduct by Mr. Wynn in the workplace.

On the same day that The Wall Street Journal published the foregoing article, the Board formed a special committee to investigate the allegations regarding Mr. Wynn. The members of the special committee are Patricia Mulroy, who serves as the chair of the committee, John J. Hagenbuch and Jay L. Johnson.

On February 6, 2018, the Company issued a press release announcing that the Board had accepted the resignation of Mr. Wynn as Chief Executive Officer and Chairman of the Board. Effective on that date, the Board appointed an independent director as non-executive Chairman of the Board and appointed Matt Maddox, the then-current President of the Company, as the new Chief Executive Officer.

On February 12, 2018, the Nominating and Corporate Governance Committee of the Board announced that it had commenced a process to add additional directors to strengthen the composition, skills and experience of the Board of Directors. The Nominating and Corporate Governance Committee’s process included input from shareholders and the assistance of a search firm, and resulted in the identification of over 50 candidates.

In the months following his appointment as the new Chief Executive Officer of the Company, Mr. Maddox attempted on several occasions to engage with Ms. Wynn in her capacity as the Company’s largest shareholder regarding her views on the Company and its business, including, without limitation, on March 15, 2018, March 30, 2018, and April 3, 2018. Ms. Wynn declined the Chief Executive Officer’s offers to discuss the future of the Company.

On March 5, 2018, Dr. Ray Irani resigned from the Board, effective immediately, and Alvin V. Shoemaker advised the Board that he would not stand for re-election after the expiration of his term at the Company’s 2019 annual meeting of shareholders.

On March 14, 2018, pursuant to a stipulation entered into between Mr. Wynn and Ms. Wynn, the Eighth Judicial District Court in Clark County, Nevada entered an order that the Stockholders Agreement is invalid and unenforceable. As a result, Mr. Wynn and Ms. Wynn ceased to be subject to any restrictions on the voting or disposition of shares of Common Stock.

On March 20, 2018, the Company entered into a Registration Rights Agreement with Mr. Wynn and the Wynn Family Limited Partnership. This allowed Mr. Wynn to dispose of his shares of Common Stock in an orderly fashion. Mr. Wynn then sold all of his shares of Common Stock in open market and privately negotiated transactions on March 21 and March 22, 2018.

On April 16, 2018, the Company entered into a Settlement Agreement and Mutual Release with Mr. Wynn, Ms. Wynn and the Company’s general counsel. Under the Settlement Agreement, (1) the parties agreed to dismiss the claims in the Fiduciary Duty Litigation as well as the remaining claims arising out of the Stockholders Agreement; (2) Ms. Wynn released claims alleging breach of the Stockholders Agreement, fraudulent inducement into the Stockholders Agreement, and claims for interference with the Stockholders Agreement; and (3) the Company released claims against Ms. Wynn alleging that Ms. Wynn improperly copied Company documents on January 26, 2013 and subsequently used those documents. In addition, Mr. Wynn agreed to pay Ms. Wynn $25 million. None of Ms. Wynn, the Company or the Company’s general counsel made any payment.

On April 17, 2018, the Board convened in a previously scheduled meeting to discuss and approve the Proxy Statement and the appointment of Betsy Atkins, Dee Dee Myers and Wendy Webb as directors, among other things. The Board received a letter sent by Ms. Wynn on that date requesting that the Board reopen the advance notice window for director nominations and other business at the Annual Meeting and take steps that would allow for a majority of the Board to be comprised of new directors effective at the Annual Meeting. During the meeting, the Board discussed Ms. Wynn’s letter, and decided to reject her request.

On April 18, 2018, the Company announced that the Board had appointed Betsy Atkins, Dee Dee Myers and Wendy Webb as directors, effective April 17, 2018. The Company also announced that J. Edward Virtue had advised the Board that he would not stand for re-election at the expiration of his term at the Annual Meeting. On the same day, the Company filed its 2018 proxy statement and notice of the Annual Meeting.

On April 19, 2018, the Board sent a letter to Ms. Wynn rejecting her request that the Board reopen the advance notice window for director nominations and other business.

On April 23, 2018, Ms. Wynn filed a preliminary proxy statement with the SEC to solicit the Company’s shareholders to withhold votes with respect to the re-election of director John J. Hagenbuch to the Board, and issued a press release explaining her rationale for doing so.

The same day, the Company received two letters from Ms. Wynn requesting the production of certain records and shareholder information pursuant to (1) Nevada law (“Nevada Records Request”) and (2) Rule 14a-7 under the Securities Exchange Act of 1934, as amended.

On April 25, 2018, the Company responded to the Nevada Records Request, indicating that it would make the records required to be maintained by the Company pursuant to applicable Nevada law available for inspection and copying, subject to the applicable provisions of Nevada law.

Participants in the Solicitation

Under applicable SEC rules and regulations, our directors, director nominees, and certain officers and other employees of our Company are considered “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain information concerning these participants is set forth in the Proxy Statement, and this Proxy Supplement, including in Annex A hereto.

Method and Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies by our Company. Proxies are being solicited principally by mail, by telephone and through the Internet. In addition to providing you with these materials, some of our directors, director nominees and officers, as well as regular employees of our Company, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by our Company, postings on our website, www.wynnresorts.com, and print advertisements. None of our directors, nominees, officers or employees will receive any extra compensation for soliciting you. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy materials to street name holders.

We have retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor for a fee not to exceed $167,500, plus reimbursement of documented fees and expenses incurred in the process of soliciting proxies. Innisfree estimates that approximately 40 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. Our Company has agreed to indemnify Innisfree against certain liabilities in the event such liabilities arise out of their participation in this solicitation.

Excluding amounts normally expended by our Company for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of our Company’s employees and officers, our Company’s aggregate expenses, including those of Innisfree, related to this proxy solicitation are expected to be approximately $500,000, of which approximately $250,000 has been incurred to date. These expenses are expected to include additional fees payable to our proxy solicitor; fees of outside counsel and other advisors to advise our Company in connection with the solicitation; and the costs of retaining an independent inspector of election.

Annex A sets forth information relating to certain of our directors, director nominees, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.

ANNEX A TO 2018 PROXY SUPPLEMENT

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, our directors, director nominees, and certain officers and other employees of our Company are considered “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting (“Participants”). The following sets forth certain information about the Participants.

Directors and Nominees

The following table sets forth the names of our current directors and the Board’s nominees, as well as the names and principal business addresses of the corporations or other organizations in which the principal occupation or employment of such directors and nominees is carried on. The principal occupations of our directors and director nominees are set forth under the heading “Our Board and Corporate Governance—Director Biographies” in the Proxy Statement.

Name	Principal Business Name	Principal Business Address
Betsy Atkins*	Baja Corporation	10 Edgewater Drive, Suite 10A Coral Gables, Florida 33133
John J. Hagenbuch*	M&H Realty Partners and Westland Capital Partners	4370 Town Center Boulevard, Suite 100 El Dorado, California 95762
Jay L. Johnson	Wynn Resorts, Limited	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109
Robert J. Miller	Wynn Resorts, Limited	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109
Patricia Mulroy*	William S. Boyd School of Law at University of Nevada Las Vegas	4505 S. Maryland Parkway Las Vegas, Nevada 89154
Margaret (Dee Dee) Myers	Warner Bros. Entertainment	One Time Warner Center New York, New York 10019
Clark T. Randt, Jr.	Randt & Co. LLC	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109
Alvin V. Shoemaker	Wynn Resorts, Limited	3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109
J. Edward Virtue	MidOcean Partners	320 Park Avenue, Suite 1600, New York, New York 10022
D. Boone Wayson	3W, LLC	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109
Winifred (Wendy) Webb	Kestrel Corporate Advisors	22603 Pacific Coast Highway Malibu, California 90265
*Nominated for Election

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of our officers and employees who are Participants. The principal occupation refers to that person’s position with our Company. The principal business address for each such person is c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Name	Position
Matt Maddox	Chief Executive Officer and President
Kim Sinatra	Executive Vice President, General Counsel and Secretary
Craig Billings	Chief Financial Officer and Treasurer
Robert Amerine	Vice President of Corporate Finance

Information Regarding Ownership of Our Company’s Securities by Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement or the Proxy Supplement, no Participant owns of record any shares of Common Stock that he or she does not own beneficially.

Information regarding the direct or indirect beneficial ownership of our Common Stock by each of our directors, director nominees and named executive officers, as well as all directors and executive officers of our Company as a group, as of March 19, 2018, the record date for the Annual Meeting, is set forth under the heading “Security Ownership—Certain Beneficial Ownership and Management” in the Proxy Statement. The number of our shares of our Common Stock beneficially owned by our Company’s other officers and employees who are Participants, as of March 19, 2018, is set forth below:

Name	Total Amount of Shares Beneficially Owned(1)
Robert Amerine	0

(1) Shares beneficially owned include (i) direct and indirect ownership of shares, and (ii) vested stock option awards and restricted stock units that may be settled or exercised within 60 days of March 19, 2018.

Information Regarding Transactions in Our Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of our Common Stock by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees” during the past two years (March 19, 2016 through April 27, 2018). Unless otherwise indicated, all transactions were effected in the public market or pursuant to our Company’s equity compensation plans and none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Participant	Transaction Date	Number of Shares	Transaction Description*
Betsy Atkins	—	—	—

John J. Hagenbuch	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant
	05/16/2017	1,100	Sale(1)
	05/17/2017	50	Sale(1)

Jay L. Johnson	08/22/2016	10,000	Option Grant
	04/20/2017	2,152	Restricted Stock Grant

Robert J. Miller	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant

Patricia Mulroy	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant
	05/16/2017	3,300	Option Exercise
	05/16/2017	2,226	Sale

Margaret (Dee Dee) Myers	—	—	—

Clark T. Randt, Jr.	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant
	07/31/2017	3,000	Option Exercise
	07/31/2017	3,000	Sale

Alvin V. Shoemaker	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant
	11/08/2017	10,000	Option Exercise
	11/08/2017	5,000	Option Exercise
	11/08/2017	15,000	Sale

J. Edward Virtue	04/13/2016	2,559	Restricted Stock Grant
	04/20/2017	2,152	Restricted Stock Grant

D. Boone Wayson	04/13/2016	2,559	Restricted Stock Grant
	11/09/2016	37,500	Sale
	12/14/2016	37,500	Purchase
	04/20/2017	2,152	Restricted Stock Grant

Winifred (Wendy) Webb	—	—	—

Matt Maddox	12/05/2016	20,975	Tax
	01/19/2017	16,496	Stock Grant
	01/19/2017	6,920	Tax
	02/28/2017	200,000	Restricted Stock Grant
	04/27/2017	60,000	Option Exercise
	04/27/2017	60,000	Sale
	06/16/2017	50,000	Option Exercise
	06/16/2017	44,309	Sale
	09/15/2017	50,000	Option Exercise
	09/15/2017	40,833	Sale
	09/15/2017	2,067	Sale
	11/13/2017	50,000	Option Exercise
	11/13/2017	30,000	Option Exercise
	11/13/2017	58,258	Sale
	11/13/2017	1,002	Sale
	12/22/2017	10,730	Stock Grant
	12/22/2017	4,502	Tax
	04/17/2018	50,000	Restricted Stock Grant

Kim Sinatra	11/29/2016	50,000	Option Exercise
	11/29/2016	41,743	Sale
	11/29/2016	600	Sale
	12/05/2016	10,488	Tax
	01/19/2017	9,347	Stock Grant
	01/19/2017	3,921	Tax
	02/28/2017	100,000	Restricted Stock Grant
	06/09/2017	25,000	Option Exercise
	06/09/2017	22,624	Sale
	09/15/2017	25,000	Option Exercise
	09/15/2017	21,451	Sale
	11/08/2017	25,000	Option Exercise
	11/08/2017	20,795	Sale
	11/09/2017	15	Sale
	12/22/2017	7,153	Stock Grant

	12/22/2017	3,001	Tax

Craig Billings	03/01/2017	30,000	Restricted Stock Grant
	12/22/2017	5,365	Stock Grant
	12/22/2017	2,251	Tax
	02/27/2018	9	Purchase
	03/01/2018	2,358	Tax
	04/17/2018	25,000	Restricted Stock Grant

Robert Amerine	—	—	—

(1) Shares of Common Stock held by family members.

*Transaction Description Codes:

Option Exercise—Exercise of stock options.

Option Grant—Grant of stock options.

Purchase—Open market or private purchase of non-derivative or derivative security; such purchase may result in such Participant either directly or indirectly beneficially holding Common Stock, as applicable.

Restricted Stock Grant—Restricted shares of Common Stock granted pursuant to the Company’s 2014 Omnibus Incentive Plan.

Sale—Open market or private sale of non-derivative or derivative security; such sale may be of shares of Common Stock beneficially held by the Participant either directly or indirectly, as applicable.

Stock Grant—Shares of Common Stock granted pursuant to the Company’s 2014 Omnibus Incentive Plan.

Tax—Payment of exercise price or tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued in accordance with Rule 16b-3.

Miscellaneous Information Regarding Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement or the Proxy Supplement, to the Company’s knowledge: (1) no Participant has been the subject of a criminal conviction (excluding traffic violations or similar misdemeanors) within the last ten years; (2) no Participant is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (3) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (4) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (5) since January 1, 2017, no Participant nor any associate of a Participant is or was a party to any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any Participant, any associate of a Participant or any related person thereof had or will have a direct or indirect material interest; (6) no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (a) with respect to future employment by the Company or its affiliates or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (7) excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.